Exhibit 99.1

FINAL: FOR IMMEDIATE RELEASE

Contact:	Media Relations: Sarah McAuley, (617) 532.8195, news@enernoc.com
Investor Relations: Will Lyons, (617) 532.8104, ir@enernoc.com

EnerNOC Appoints Duke Energy Executive, James L. Turner, to Board of Directors

BOSTON, MA, October 6, 2008 – EnerNOC, Inc. (NASDAQ: ENOC), a leading developer and provider of clean and intelligent energy solutions, today announced that it has appointed James L. Turner to its Board of Directors. Mr. Turner is president and chief operating officer of U.S. Franchised Electric and Gas for Duke Energy Corporation and currently serves on the Board of Directors of the Electric Power Research Institute. He is an energy industry veteran and thought leader regarding the utility business model of the future.

“Jim’s broad industry knowledge and experience will be an excellent complement to our Board as it helps shape and guide our future growth,” said Tim Healy, chairman and CEO of EnerNOC. “His leadership at Duke Energy, a utility that has demonstrated a strong commitment to energy efficiency as the ‘fifth fuel’ and to the modernization of the electric power grid, gives him unique insight into the challenges that utility executives face today and how technological innovations, like those provided by EnerNOC, can help address those challenges.”

Duke Energy is one of the largest power companies in the United States, supplying and delivering electricity to approximately four million customers in the Carolinas and the Midwest. Operating in five states, Duke Energy is at the forefront of an evolving regulatory landscape. That experience will enable Mr. Turner to play a key role in helping to set EnerNOC’s strategic regulatory agenda.

“I am pleased to be joining the Board of a progressive, technology-driven company focused on solutions to help utilities better serve customers. EnerNOC has established a leadership position in energy management, and I look forward to lending my experience as we build a cleaner, smarter electric power industry,” said Turner.

Prior to his tenure at Duke Energy, Mr. Turner served as president of Cinergy Corp., which merged with Duke Energy in 2006. Before that, he was Cinergy’s chief financial officer, responsible for the company’s financial operations, investor relations, corporate development and strategic planning. He also served as chief executive officer for Cinergy’s regulated business unit. Before joining Cinergy, Mr. Turner was employed as a principal in the Indianapolis law firm of Lewis & Kappes, P.C., representing industrial customers in state utility commission proceedings among other forums.

About EnerNOC

EnerNOC, Inc. is a leading developer and provider of clean and intelligent energy solutions to commercial, institutional and industrial customers, as well as electric power grid operators and utilities. EnerNOC’s technology-enabled demand response and energy management solutions help optimize the balance of electric supply and demand. The Company uses its Network Operations Center, or NOC, to remotely manage and reduce electricity consumption across a network of commercial, institutional and industrial customer sites and make demand response capacity and energy available to grid operators and utilities on demand. For more information, visit www.enernoc.com.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the future growth and success of the Company’s demand response and energy management solutions, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, as filed with the Securities and Exchange Commission on August 13, 2008, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.